Exhibit 10.127

ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT

THIS ASSIGNMENT, CONSENT AND AMENDMENT AGREEMENT (“Agreement”) dated this 30th day of November 2021 by and between, La Rosa Realty, LLC (“Assignor”), and Horeb Kissimmee Realty, LLC d/b/a La Rosa Realty Kissimmee (“Assignee”), and ECA Buligo Osceola Partners, LP successor in interest to SGO OSCEOLA VILLAGE, LLC, (Landlord).

WHEREAS, Landlord and Tenant did enter into and execute a Lease dated August 1, 2016, as amended by First Amendment to Lease dated May 2, 2020 (collectively the “Lease”) for those certain premises located in Kissimmee, Florida at 3032 Dyer Boulevard at Osceola Village;

WHEREAS, Assignor desires to assign the Lease to Assignee and Landlord desires to consent to such assignment subject to the terms and conditions of the Lease and of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignor hereby and by these presents does grant and transfer unto and assign all of Assignor’s right, title, and interest in and to the Lease as of January 1, 2022 to have and to hold the same unto Assignee, it’s heirs, executors, and administrators, subject however, to the Lease and all the terms, conditions, and provisions thereof as amended by this Agreement.

2.	Assignee assumes and agrees to perform each and every obligation under the Lease, effective as of January 1, 2022. Assignee will accept the premises, demised under the Lease, in their condition as of said date.

3.	Landlord hereby consents to the assignment of the Lease from Assignor to Assignee, subject to the terms of the Lease as amended by this Agreement. Landlord’s consent hereunder shall not be construed to allow further assignments or transfers under the Lease and no further assignment shall be made without the prior written consent of Landlord.

4.	Assignor and Assignee acknowledge that in the event of any assignment or subletting of this Lease, any options to extend the term or to expand the Leased Premised contained in the Lease shall immediately terminate and shall become null and void.

5.	Assignor and Assignee acknowledge that Landlord has complied with all of its obligations under the Lease as of the date of this Agreement.

6.	Assignee hereby unconditionally assumes, becomes party to and agrees to perform all of the terms, covenants and conditions of the Lease as amended by this Agreement as though Assignee was for all intents and purposes the Lessee named in the Lease, but only as to matters arising after December 31, 2021.

7.	Assignor and Assignee hereby waive and agree not to assert against Landlord any defense, set-off, recoupment, claim or counterclaim which it might have against Landlord arising from the Lease.

8.	Upon execution of this Agreement Assignor shall pay all rents and fees due through December 31, 2021.

9.	Assignor and Assignee agree that the existing security deposit, in the amount of $11,500.00 shall be transferred to the Assignee.

10.	Minimum Rent, Common Area Maintenance, Real Estate Taxes, and Insurance charges shall continue to be paid per the Lease.

11.	As of the effective date of this Agreement the Term as set forth in Section 1.9 of the Summary of Basic Lease Information and Definitions shall be modified to be paid in accordance with Section 2.1 of the Lease as follows:

Time Period	Annual	Monthly
01/01/2022 - 12/31/2022	$64,919.29	$5,409.94
01/01/2023 - 12/31/2023	$66,866.87	$5,572.24
01/01/2024 - 12/31/2024	$68,872.88	$5,739.41

12.	In addition to terms set forth in Section 14 of the Lease, Assignee shall have the right to sublease up to 50% of the Premises with the prior written consent of Landlord and upon such terms and conditions as may be mutually agreed upon by the parties. Assignee shall not receive any monetary benefit, in excess of the actual Rent obligation of Assignee as agreed between the Assignee and Landlord, through a transfer to a third party.

13.	Provided Assignee is not in default in any way under this Lease, Landlord will provide Assignee a Tenant Improvement Allowance in the amount of $25,000.00 which shall be paid within 30 days following the execution of this Agreement. In the event Assignee defaults on the Lease beyond a thirty (30) day cure period or terminates the Lease prior to the expiration of the Lease, Assignee shall reimburse Landlord the full amount of the Tenant Improvement Allowance.

14.	The liability of Assignor and Assignee under the Lease will be joint and several.

15.	In the event of any default under this Lease, Landlord may proceed directly against Assignor, or anyone else responsible for the performance of this Lease including the Assignee, jointly or severally, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord. Notwithstanding the foregoing, in the event of a default hereunder, Landlord agrees to first demand performance by remedies against Assignee. If Assignee fails to perform within the time periods set forth in notice of demand, then Landlord may proceed against Assignor and/or any other parties under this Lease.

16.	Landlord hereby consents to the assignment evidenced by this Agreement. There shall be no amendment or modification to the Lease, without consent of Assignors and Assignee. No such amendment shall limit or alter Assignors’ liability under the Lease, as it may be amended from time to time and further, no such amendment will increase the amount of rent for which Assignors are obligated under the Lease. Landlord may transfer its interest without the consent of Assignor and Assignee.

17.	Ratification: It is expressly understood and agreed that this Assignment, consent, and Amendment Agreement between the parties hereto is intended to amend and modify the Lease, only to the extent as set forth and that in all other terms and conditions, The Lease, as

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed by their respective officers, duly authorized, the day and year first above written.

LANDLORD: ECA Buligo Osceola Partners, LP a Delaware limited partnership

By:	ECA Osceola, Corp.
a Delaware Corporation
its General Partner

By:
Name:	Christopher Wild
Title:	President

ASSIGNOR: La Rosa Realty, LLC

By:
Name:	Joseph La Rosa
Title:

ASSIGNEE: Horeb Kissimmee Realty, LLC

By:
Name:	Maria Flores-Garcia
Title:

GUARANTY

In consideration of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, including the execution of the attached Agreement by and between ECA Buligo Osceola Partners. LP (Landlord”) and Maria Flores-Garcia and Anderson Correa (jointly and severally, “Tenant”) dated November 30, 2021, and the extension of credit, from time to time, by Landlord to Tenant, and as an inducement to Landlord to enter into said Lease, which Lease shall personally benefit the undersigned, the undersigned and each of them jointly and severally guarantee the due payment and performance by Tenant of all monies to be paid, and all things to be done, pursuant to each and every condition and covenant contained in said Lease, including attorneys’ fees due under said Lease or incurred in the enforcement of this Guaranty. The undersigned agree that their liability hereunder is direct and unconditional and may be enforced without requiring Landlord to resort to any other right, remedy or security.

Dated this                 day of               , 2021.

Guarantor:

Maria Flores-Garcia

Guarantor:

Anderson Correa

hereby amended and modified, is ratified and confirmed.